UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )*

Bright Health Group, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

10920V107

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 10920V107	SCHEDULE 13G	Page 2 of 22 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners IX L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 35,891,982
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 35,891,982
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,891,982
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 628,315,180 shares of Common Stock as of November 4, 2021, as reported by the Issuer in its Form 10-Q filed with the SEC on November 15, 2021.

CUSIP No. 10920V107	SCHEDULE 13G	Page 3 of 22 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners IX Institutional L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 28,754,955
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 28,754,955
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,754,955
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.6% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 10920V107	SCHEDULE 13G	Page 4 of 22 Pages

1.	NAMES OF REPORTING PERSONS Deer IX & Co. L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 79,927,095 (2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 64,646,937
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 79,927,095 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7%(1)
12.	TYPE OF REPORTING PERSON PN

(2)

Pursuant to a proxy arrangement between Deer X L.P. and Deer IX L.P., Deer IX L.P., its general partner Deer IX Ltd., and the directors of Deer IX Ltd. make voting decisions with respect to the 15,280,158 shares of the Issuer held in the aggregate by Bessemer Venture Partners Century Fund L.P. and Bessemer Venture Partners Century Institutional L.P.

CUSIP No. 10920V107	SCHEDULE 13G	Page 5 of 22 Pages

1.	NAMES OF REPORTING PERSONS Deer IX & Co. Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 79,927,095 (2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 64,646,937
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 79,927,095 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7% (1)
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 10920V107	SCHEDULE 13G	Page 6 of 22 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners Century Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,090,325
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,090,325
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,090,325
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 10920V107	SCHEDULE 13G	Page 7 of 22 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners Century Fund Institutional L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 13,189,833
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 13,189,833
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,189,833
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 10920V107	SCHEDULE 13G	Page 8 of 22 Pages

1.	NAMES OF REPORTING PERSONS Deer X & Co. L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 (2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 15,280,158
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,280,158
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 10920V107	SCHEDULE 13G	Page 9 of 22 Pages

1.	NAMES OF REPORTING PERSONS Deer X & Co. Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 (2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 15,280,158
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,280,158
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (1)
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 10920V107	SCHEDULE 13G	Page 10 of 22 Pages

1.	NAMES OF REPORTING PERSONS 15 Angels II LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,629
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,629
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,629
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 10920V107	SCHEDULE 13G	Page 11 of 22 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners VIII Institutional L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,629
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,629
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,629
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 10920V107	SCHEDULE 13G	Page 12 of 22 Pages

1.	NAMES OF REPORTING PERSONS Deer VIII & Co. L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,629
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,629
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,269
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 10920V107	SCHEDULE 13G	Page 13 of 22 Pages

1.	NAMES OF REPORTING PERSONS Deer VIII & Co. Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,629
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,629
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,629
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (1)
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 10920V107	SCHEDULE 13G	Page 14 of 22 Pages

Item 1.	Issuer

(a)	Name of Issuer:

Bright Health Group, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

8000 Norman Center Drive, Suite 1200

Minneapolis, MN 55437

Item 2(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to certain shares of Common Stock (the “Shares” or the “Common Stock”) of the Issuer. Bessemer Venture Partners IX L.P. (“Bessemer IX”), Bessemer Venture Partners IX Institutional L.P. (“Bessemer Institutional”, and together with Bessemer IX, the “Bessemer IX Funds”), Bessemer Venture Partners Century Fund L.P. (“Bessemer Century”), Bessemer Venture Partners Century Fund Institutional L.P. (“Bessemer Century Institutional”, and together with Bessemer Century, the “Bessemer Century Funds”) and 15 Angels II LLC (“15 Angels”) directly own shares of Common Stock.

(a)	Deer IX & Co. Ltd. (“Deer IX Ltd”), the general partner of Deer IX & Co. L.P. (“Deer IX LP”);

(b)	Deer IX LP, the sole general partner of each of the Bessemer IX Funds;

(c)	Bessemer IX, which directly owns 35,891,982 Shares;

(d)	Bessemer Institutional which directly owns 28,754,955 Shares;

(e)	Deer X & Co. Ltd. (“Deer X Ltd”), the general partner of Deer X & Co. L.P. (“Deer X LP”);

(f)	Deer X LP, the sole general partner of the Bessemer Century Funds;

(g)	Bessemer Century, which directly owns 2,090,325 Shares;

(h)	Bessemer Century Institutional, which directly owns 13,189,833 Shares;

(i)	Deer VIII & Co. Ltd. (“Deer VIII Ltd”), the general partner of Deer VIII & Co. L.P. (“Deer VIII LP”);

(j)	Deer VIII LP, the sole general partner of Bessemer Venture Partners VIII Institutional L.P. (“Bessemer VIII Institutional”);

(k)	Bessemer VIII Institutional, the sole member of 15 Angels; and

(l)	15 Angels, which directly owns 10,629 Shares.

Deer IX Ltd, Deer IX LP, Deer X Ltd, Deer X LP, Deer VIII Ltd, Deer VIII LP, Bessemer IX, Bessemer Institutional, Bessemer Century, Bessemer Century Institutional, Bessemer VIII Institutional and 15 Angels are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons:

c/o Bessemer Venture Partners

1865 Palmer Avenue; Suite 104

Larchmont, NY 10583

CUSIP No. 10920V107	SCHEDULE 13G	Page 15 of 22 Pages

Item 2(c).	Citizenship:

Deer IX Ltd— Cayman Islands

Deer IX LP — Cayman Islands

Bessemer IX — Cayman Islands

Bessemer Institutional — Cayman Islands

Deer X Ltd— Cayman Islands

Deer X LP — Cayman Islands

Bessemer Century — Cayman Islands

Bessemer Century Institutional — Cayman Islands

Deer VIII Ltd— Cayman Islands

Deer VIII LP — Cayman Islands

Bessemer VIII Institutional — Cayman Islands

15 Angels — Delaware

Item 2(d).	Title of Class of Securities:

Common Stock, $0.0001 par value

Item 2(e).	CUSIP Number:

10920V107

Item 3.

Not Applicable.

Item 4.	Ownership.

For Deer IX Ltd:

(a)	Amount beneficially owned: 79,927,095 Shares

(b)	Percent of class: 12.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --79,927,095 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --64,646,937 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer IX LP:

(a)	Amount beneficially owned: 79,927,095 Shares

(b)	Percent of class: 12.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --79,927,095 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --64,646,937 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

CUSIP No. 10920V107	SCHEDULE 13G	Page 16 of 22 Pages

For Bessemer IX:

(a)	Amount beneficially owned: 35,891,982 Shares

(b)	Percent of class: 5.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --35,891,982 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --35,891,982 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer Institutional:

(a)	Amount beneficially owned: 28,754,955 Shares

(b)	Percent of class: 4.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 28,754,955 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: -- 28,754,955 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer X Ltd:

(a)	Amount beneficially owned: 15,280,158 Shares

(b)	Percent of class: 2.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --0--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --15,280,158 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer X LP:

(a)	Amount beneficially owned: 15,280,158 Shares

(b)	Percent of class: 2.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --0--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --15,280,158 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer Century:

(a)	Amount beneficially owned: 2,090,325 Shares

(b)	Percent of class: 0.3%

(c)	Number of shares as to which such person has:

CUSIP No. 10920V107	SCHEDULE 13G	Page 17 of 22 Pages

(i)	Sole power to vote or to direct the vote: --2,090,325--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --2,090,325--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer Century Institutional:

(a)	Amount beneficially owned: 13,189,833 Shares

(b)	Percent of class: 2.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 13,189,833--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: -- 13,189,833--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer VIII Ltd:

(a)	Amount beneficially owned: 10,629 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --10,629 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --10,629 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer VIII LP:

(a)	Amount beneficially owned: 10,629 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --10,629 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --10,629 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer VIII Institutional:

(a)	Amount beneficially owned: 10,629 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --10,629 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --10,629 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

CUSIP No. 10920V107	SCHEDULE 13G	Page 18 of 22 Pages

For 15 Angels:

(a)	Amount beneficially owned: 10,629 Shares

(b)	Percent of class: 0.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 10,629 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --10,629 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 628,315,180 shares of Common Stock as of November 4, 2021, as reported by the Issuer in its Form 10-Q filed with the SEC on November 15, 2021.

Pursuant to a proxy arrangement between Deer X LP and Deer IX LP, Deer IX LP, its general partner Deer IX Ltd., and the directors of Deer IX Ltd. make voting decisions with respect to the 15,280,158 shares of the Issuer held in the aggregate by Bessemer Century and Bessemer Century Institutional.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

As the general partner of Deer IX LP, which in turn is the general partner the Bessemer IX Funds, Deer IX Ltd may be deemed to beneficially own 64,646,937 Shares held directly by the Bessemer IX Funds and have the power to direct the dividends from or the proceeds of the sale of such Shares. Additionally, pursuant to the proxy arrangement described above, Deer X LP may be deemed to beneficially own 15,280,158 shares of the Issuer held by Bessemer Century and Bessemer Century Institutional.

As the general partner of Deer X LP, which in turn is the general partner of the Bessemer Century Funds, Deer X Ltd may be deemed to beneficially own 15,280,158 Shares held directly by the Bessemer Century Funds and have the power to direct the dividends from or the proceeds of the sale of such Shares.

As the general partner of Deer VIII LP, which in turn is the general partner of Bessemer VIII Institutional, which in turn is the sole member of 15 Angels, Deer VIII Ltd may be deemed to beneficially own 10,629 Shares held directly by 15 Angels and have the power to direct the dividends from or the proceeds of the sale of such Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Exhibit 2 sets forth information regarding the identity of members of a group. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.

CUSIP No. 10920V107	SCHEDULE 13G	Page 19 of 22 Pages

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 10920V107	SCHEDULE 13G	Page 20 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

DEER IX & CO. LTD.

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

DEER IX & CO. L.P.

By:	Deer IX & Co. Ltd, its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

BESSEMER VENTURE PARTNERS IX L.P.

BESSEMER VENTURE PARTNERS IX INSTITUTIONAL L.P.

By: Deer IX & Co. L.P., its General Partner

By: Deer IX & Co., Ltd., its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

DEER X & CO. LTD.

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

CUSIP No. 10920V107	SCHEDULE 13G	Page 21 of 22 Pages

DEER X & CO. L.P.

By: Deer X & Co. Ltd, its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

BESSEMER VENTURE PARTNERS CENTURY FUND L.P.

BESSEMER VENTURE PARTNERS CENTURY FUND INSTITUTIONAL L.P.

By: Deer X & Co. L.P., its General Partner

By: Deer X & Co., Ltd., its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

DEER VIII & CO. LTD.

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

DEER VIII & CO. L.P.

By: Deer VIII & Co. Ltd, its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

By: Deer VIII & Co. L.P., its General Partner

By: Deer VIII & Co., Ltd., its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

CUSIP No. 10920V107	SCHEDULE 13G	Page 22 of 22 Pages

15 ANGELS II LLC

By:	/s/ Scott Ring
Name: Scott Ring
Title: Authorized Person